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                                                                    EXHIBIT 12.2

                DR PEPPER BOTTLING HOLDINGS, INC. AND SUBSIDIARY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                  YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                 DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                     1990            1991            1992            1993            1994
                                 ------------    ------------    ------------    ------------    ------------
Earnings:
  Earnings (loss) before income
     taxes and extraordinary
     item.......................   $(22,671)       $(19,582)       $(14,908)       $ (2,490)       $  2,791
  Add -- fixed charges(a).......     32,862          33,226          31,937          32,914          33,488
                                   --------        --------        --------        --------        --------
                                   $ 10,191        $ 13,644        $ 17,029        $ 30,424        $ 36,279
                                   ========        ========        ========        ========        ========
Fixed charges:
  Interest on indebtedness......     11,948          12,757          30,797          23,936          22,389
  Interest portion of rental and
     lease expense..............         59              36              33              28               3
  Amortization of debt issuance
     costs......................        974           1,433           1,107           1,610           1,711
  Accretion of bond discount....     19,881          19,000              --           7,340           9,385
                                   --------        --------        --------        --------        --------
                                   $ 32,862        $ 33,226        $ 31,937        $ 32,914        $ 33,488
                                   ========        ========        ========        ========        ========
Deficiency of earnings available
  to cover fixed charges........   $ 22,671        $ 19,582        $ 14,908        $  2,490        $     --
                                   ========        ========        ========        ========        ========
Ratio of earnings to fixed
  charges.......................         --              --              --             --            1.08x
                                   ========        ========        ========        ========        ========

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(a) See note d under Item 6, "Selected Financial Data -- Holdings Selected
     Financial Data" in the Form 10-K which defines "fixed charges."